Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN

FIRST SENTRY BANCSHARES, INC.

AND

GUARANTY FINANCIAL SERVICES, INC.

AUGUST 22, 2008

(i)

(ii)

Exhibit A	Form of Guaranty Financial Voting Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 22, 2008, by and between First Sentry Bancshares, Inc., a West Virginia corporation (“First Sentry Bancshares”), and Guaranty Financial Services, Inc., a West Virginia corporation (“Guaranty Financial”).

          WHEREAS, the Board of Directors of each of First Sentry Bancshares and Guaranty Financial (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability; and

          WHEREAS, in accordance with the terms of this Agreement, Guaranty Financial will merge with and into First Sentry Bancshares (the “Merger”), and immediately thereafter Guaranty Bank & Trust Company, a West Virginia chartered bank and wholly owned subsidiary of Guaranty Financial (“GFB”), will be merged with and into First Sentry Bank, a West Virginia chartered bank and wholly owned subsidiary of First Sentry Bancshares (“First Sentry Bank”); and

          WHEREAS, as a condition to the willingness of First Sentry Bancshares to enter into this Agreement, each of the directors of Guaranty Financial has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with First Sentry Bancshares (the “Guaranty Financial Voting Agreements”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of Guaranty Financial owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Guaranty Financial Voting Agreements; and

          WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

          WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

          1.1.    Certain Definitions.

          As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

          “Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

          “Agreement” means this agreement, and any amendment hereto.

          “Applications” means the applications for regulatory approval that are required by the transactions contemplated hereby.

          “Bank Merger” shall mean the merger of GFB with and into First Sentry Bank, with First Sentry Bank as the surviving institution, which merger shall occur immediately following the Merger.

          “Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FRB, the FDIC and the Department, which regulates First Sentry Bank or GFB, or any of their respective holding companies or subsidiaries, as the case may be.

          “BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

          “Certificate” shall mean certificates evidencing shares of Guaranty Financial Common Stock.

          “Closing” shall have the meaning set forth in Section 2.2.

          “Closing Date” shall have the meaning set forth in Section 2.2.

          “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          “Code” shall mean the Internal Revenue Code of 1986, as amended.

          “Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

          “Department” shall mean the West Virginia Division of Banking, State of West Virginia, and where appropriate shall include the Commissioner and the West Virginia Board of Banking and Financial Institutions.

          “Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

          “Dissenting Shareholder” shall have the meaning set forth in Section 3.1.4.

          “Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

          “Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

          “Exchange Agent” shall mean the bank or trust company or other agent designated by First Sentry Bancshares, and reasonably acceptable to Guaranty Financial, which shall act as agent for First Sentry Bancshares in connection with the exchange procedures for converting Certificates into the Merger Consideration.

          “Exchange Fund” shall have the meaning set forth in Section 3.3.1.

          “Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

          “FDIA” shall mean the Federal Deposit Insurance Act, as amended.

          “FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

          “FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

          “First Sentry Bank” shall mean First Sentry Bank, a West Virginia chartered bank, with its principal offices located at 823 Eighth Street, Huntington, West Virginia, which is a wholly owned subsidiary of First Sentry Bancshares.

          “First Sentry Bancshares” shall mean First Sentry Bancshares, Inc., a West Virginia corporation, with its principal executive offices located at 823 Eighth Street, Huntington, West Virginia 25707.

          “First Sentry Bancshares Common Stock” shall mean the common stock, par value $1.00 per share, of First Sentry Bancshares.

          “FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by First Sentry Bancshares to Guaranty Financial specifically referring to the appropriate section of this Agreement.

          “First Sentry Bancshares Financial Statements” shall mean the (i) the audited consolidated statements of condition (including related notes and schedules) of First Sentry Bancshares and subsidiaries as of December 31, 2007 and 2006 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of First Sentry Bancshares and subsidiaries for each of the three years ended December 31, 2007, 2006 and 2005, and (ii) the unaudited interim consolidated financial statements of First Sentry Bancshares and subsidiaries as of the end of each calendar quarter following December 31, 2007, and for the periods then ended.

          “First Sentry Bancshares Subsidiary” means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by First Sentry Bancshares or First Sentry Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of First Sentry Bank.

          “FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Richmond.

          “GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

          “GFB” shall mean Guaranty Bank & Trust Company, a West Virginia chartered bank, with its principal offices located at 517 Ninth Street, Huntington, West Virginia 25701, which is a wholly owned subsidiary of Guaranty Financial.

          “Guaranty Financial” shall mean Guaranty Financial Service, a West Virginia corporation, with its principal offices located at 517 Ninth Street, Huntington, West Virginia 25701.

          “Guaranty Financial Common Stock” shall mean the common stock, par value $1.00 per share, of Guaranty Financial.

          “GUARANTY FINANCIAL DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by Guaranty Financial to First Sentry Bancshares specifically referring to the appropriate section of this Agreement.

          “Guaranty Financial Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Guaranty Financial and subsidiaries as of December 31, 2007 and 2006 and the consolidated statements of operations, stockholders’ equity and cash flows (including related notes and schedules, if any) of Guaranty Financial and subsidiaries for each of the three years ended December 31, 2007, 2006 and 2005, and (ii) the unaudited interim consolidated financial statements of Guaranty Financial and subsidiaries as of the end of each calendar quarter following December 31, 2007 and for the periods then ended.

          “Guaranty Financial Recommendation” shall have the meaning set forth in Section 8.1.

          “Guaranty Financial Regulatory Reports” means the Call Reports of GFB and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2007, through the Closing Date, and all Reports filed with the FDIC and FRB by Guaranty Financial from December 31, 2007 through the Closing Date.

          “Guaranty Financial Shareholders Meeting” shall have the meaning set forth in Section 8.1.1.

          “Guaranty Financial Subsidiary” means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by Guaranty Financial or GFB, except any corporation the stock of which is held in the ordinary course of the lending activities of GFB.

          “Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

          “IRS” shall mean the United States Internal Revenue Service.

          “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

          “Material Adverse Effect” shall mean, with respect to First Sentry Bancshares or Guaranty Financial, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of First Sentry Bancshares and its Subsidiaries taken as a whole, or Guaranty Financial and its Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either Guaranty Financial, on the one hand, or First Sentry Bancshares, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries (f) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of First Sentry Bancshares or Guaranty Financial, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, or (g) any charge or reserve taken by Guaranty Financial at the request of First Sentry Bancshares pursuant to Section 6.11 of this Agreement.

          “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

          “Merger” shall mean the merger of Guaranty Financial with and into First Sentry Bancshares (or a subsidiary thereof) pursuant to the terms hereof.

          “Merger Consideration” shall mean the First Sentry Bancshares Common Stock to be paid by First Sentry Bancshares for each share of Guaranty Financial Common Stock, as set forth in Section 3.1.

          “Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of First Sentry Bancshares Common Stock to be offered to holders of Guaranty Financial Common Stock in connection with the Merger.

          “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

          “Pension Plan” shall have the meaning set forth in Section 4.13.2.

          “Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

          “Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

          “Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

          “Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

          “SEC” shall mean the Securities and Exchange Commission or any successor thereto.

          “Securities Act” shall mean the Securities Act of 1933, as amended.

          “Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

          “Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

          “Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

          “Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

          “Termination Date” shall mean June 30, 2009.

          “Treasury Stock” shall have the meaning set forth in Section 3.1.2.

          “WVBCA” shall mean the West Virginia Business Corporation Act.

          Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

          2.1.    Merger.

          Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Guaranty Financial shall merge with and into First Sentry Bancshares, with First Sentry Bancshares as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of Guaranty Financial shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Guaranty Financial shall be vested in and assumed by First Sentry Bancshares. As part of the Merger, each share of Guaranty Financial Common Stock (other than Dissenting Shares and Treasury Stock) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof. Immediately after the Merger, GFB shall merge with and into First Sentry Bank, with First Sentry Bank as the resulting institution.

          2.2.    Effective Time.

          The Closing shall occur no later than the close of business on the fifth business day following the latest to occur of (i) the receipt of all Regulatory Approvals, (ii) Shareholder approval of the Merger by each of Guaranty Financial and First Sentry Bancshares shareholders, or (iii) the passing of any applicable waiting periods; or at such other date or time upon which First Sentry Bancshares and Guaranty Financial mutually agree (the “Closing”). The Merger shall be effected by the filing of a certificate of merger with the West Virginia Office of the

Secretary of State on the day of the Closing (the “Closing Date”), in accordance with the WVBCA. The “Effective Time” means the date and time upon which the certificate of merger is filed with the West Virginia Office of the Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the WVBCA.

          2.3.    Certificate of Incorporation and Bylaws.

          The Certificate of Incorporation and Bylaws of First Sentry Bancshares as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

          2.4.    Directors and Officers of Surviving Corporation.

          The current directors of First Sentry Bancshares and the non-employee directors of Guaranty Financial immediately prior to the Effective Time, as well as the Chief Executive Officer of Guaranty Financial shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of First Sentry Bancshares immediately prior to the Effective Time and the Chief Executive Officer of Guaranty Financial shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          2.5.    Effects of the Merger.

          At and after the Effective Time, the Merger shall have the effects as set forth in the WVBCA.

          2.6.    Tax Consequences.

          It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither First Sentry Bancshares, Guaranty Financial nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. First Sentry Bancshares and Guaranty Financial each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.5, which certificates shall be effective as of the date of such opinion.

          2.7.    Possible Alternative Structures.

          Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time First Sentry Bancshares shall be entitled to revise the structure of the Merger or the Bank Merger, including without limitation, by merging Guaranty Financial into a wholly owned subsidiary of First Sentry Bancshares, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement (ii) there are no adverse Federal or state income tax consequences to Guaranty Financial shareholders as a result of the modification; (iii) the consideration to be paid to the holders of Guaranty Financial Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not delay materially or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger and the Bank Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

          2.8.    Bank Merger

          First Sentry Bancshares and Guaranty Financial shall use their reasonable best efforts to cause the merger of GFB with and into First Sentry Bank, with First Sentry Bank as the surviving institution, to occur as soon as practicable after the Effective Time. In addition, following the execution and delivery of this Agreement, First Sentry Bancshares will cause First Sentry Bank, and Guaranty Financial will cause GFB, to execute and deliver a mutually acceptable Plan of Bank Merger.

          2.9.    Additional Actions

          If, at any time after the Effective Time, First Sentry Bancshares shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in First Sentry Bancshares its right, title or interest in, to or under any of the rights, properties or assets of Guaranty Financial, GFB, or (ii) otherwise carry out the purposes of this Agreement, Guaranty Financial and its officers and directors shall be deemed to have granted to First Sentry Bancshares an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in First Sentry Bancshares its right, title or interest in, to or under any of the rights, properties or assets of Guaranty Financial or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the First Sentry Bancshares are authorized in the name of Guaranty Financial or otherwise to take any and all such action.

ARTICLE III
CONVERSION OF SHARES

          3.1.    Conversion of Guaranty Financial Common Stock; Merger Consideration.

          At the Effective Time, by virtue of the Merger and without any action on the part of First Sentry Bancshares, Guaranty Financial or the holders of any of the shares of Guaranty Financial Common Stock, the Merger shall be effected in accordance with the following terms:

                    3.1.1. Each share of First Sentry Bancshares Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

                    3.1.2. All shares of Guaranty Financial Common Stock held in the treasury of Guaranty Financial (“Treasury Stock”) and each share of Guaranty Financial Common Stock owned by First Sentry Bancshares immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

                    3.1.3. Subject to the provisions of this Article III, each share of Guaranty Financial Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 1.176 shares (“the Exchange Ratio”) of First Sentry Bancshares Common Stock (the “Merger Consideration”).

                    3.1.4. Each outstanding share of Guaranty Financial Common Stock the holder of which has perfected his right to dissent under the WVBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the WVBCA. Guaranty Financial shall give First Sentry Bancshares prompt notice upon receipt by Guaranty Financial of any written demand for payment of the fair value of such shares of Guaranty Financial Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and First Sentry Bancshares shall have the right to participate in all negotiations and proceedings with respect to any such demands. Guaranty Financial shall not, except with the prior written consent of First Sentry Bancshares, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the WVBCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

                    3.1.5. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment, such holder’s shares of Guaranty Financial Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

                    3.1.6. After the Effective Time, shares of Guaranty Financial Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section represent the right to receive the Merger Consideration (or as to Dissenting Shares, such rights as provided by the WVBCA) and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Guaranty Financial on such shares of Guaranty Financial Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

                    3.1.7. In the event First Sentry Bancshares changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of First Sentry Bancshares Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding First Sentry Bancshares Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to First Sentry Bancshares Common Stock if First Sentry Bancshares issues additional shares of Common Stock and receives fair market value consideration for such shares.

          3.2.    No Fractional Shares.

          Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of First Sentry Bancshares Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to First Sentry Bancshares Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of First Sentry Bancshares. In lieu of the issuance of any such fractional share, First Sentry Bancshares shall pay to each former holder of Guaranty Financial Common Stock who otherwise would be entitled to receive a fractional share of First Sentry Bancshares Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $30.00. For purposes of determining any fractional share interest, all shares of Guaranty Financial Common Stock owned by a Guaranty Financial shareholder shall be combined so as to calculate the maximum number of whole shares of First Sentry Bancshares Common Stock issuable to such Guaranty Financial shareholder.

          3.3.    Procedures for Exchange of Guaranty Financial Common Stock.

                    3.3.1. First Sentry Bancshares to Make Merger Consideration Available. No later than the Closing Date, First Sentry Bancshares shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Guaranty Financial Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of First Sentry Bancshares Common Stock and an aggregate amount of cash sufficient to pay any cash that may be payable in lieu of any fractional shares of First Sentry Bancshares Common Stock (such cash and certificates for shares of First Sentry Bancshares Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

                    3.3.2. Exchange of Certificates. First Sentry Bancshares shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration and cash in lieu of fractional shares, if any, into which the Guaranty Financial Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange

Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of First Sentry Bancshares Common Stock (if any) to which such former holder of Guaranty Financial Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof, and (ii) a check representing the amount of cash (if any) payable in lieu of fractional shares of First Sentry Bancshares Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.2, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

                    3.3.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Guaranty Financial Common Stock shall have no rights, after the Effective Time, with respect to such Guaranty Financial Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement (or as to Dissenting Shares, such rights as provided by the WVBCA). No dividends or other distributions declared after the Effective Time with respect to First Sentry Bancshares Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of First Sentry Bancshares Common Stock represented by such Certificate.

                    3.3.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                    3.3.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Guaranty Financial of the Guaranty Financial Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

                    3.3.6. Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, First Sentry Bancshares shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the

Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to First Sentry Bancshares (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither First Sentry Bancshares nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

                    3.3.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by First Sentry Bancshares, the posting by such person of a bond in such amount as First Sentry Bancshares may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

                    3.3.8. Withholding. First Sentry Bancshares or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Guaranty Financial Common Stock such amounts as First Sentry Bancshares (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by First Sentry Bancshares or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Guaranty Financial Common Stock in respect of whom such deduction and withholding were made by First Sentry Bancshares or the Exchange Agent.

                    3.3.9. Treatment of Guaranty Financial Options. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.3.1 sets forth all of the outstanding Guaranty Financial Options as of the date hereof. Prior to and effective as of the Effective Time, Guaranty Financial shall take all actions necessary to terminate the Guaranty Financial Option Plans (and all other option plans listed in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.9.1). Holders of all unexercised Guaranty Financial Options as of the Effective Time will receive, in cancellation of their Guaranty Financial Options, a cash payment from Guaranty Financial immediately prior to the Effective Time, in an amount equal to $30.00 per share for each share underlying an option (the “Cash Option Payment”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. Prior to the Effective Time, Guaranty Financial shall use its reasonably best efforts to obtain the written consent of each option holder to the cancellation of the Guaranty Financial Options in exchange for the Cash Option Payment, provided that the failure to obtain each consent shall not be a breach of this agreement.

                    3.3.10. Reservation of Shares. First Sentry Bancshares shall reserve for issuance a sufficient number of shares of the First Sentry Bancshares Common Stock for the purpose of issuing shares of First Sentry Bancshares Common Stock to the Guaranty Financial shareholders in accordance with this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GUARANTY FINANCIAL

          Guaranty Financial represents and warrants to First Sentry Bancshares that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the GUARANTY FINANCIAL DISCLOSURE SCHEDULE delivered by Guaranty Financial to First Sentry Bancshares on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. Guaranty Financial has made a good faith effort to ensure that the disclosure on each schedule of the GUARANTY FINANCIAL DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the GUARANTY FINANCIAL DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of Guaranty Financial shall include the Knowledge of GFB.

          4.1.    Standard.

          No representation or warranty of Guaranty Financial contained in this Article IV shall be deemed untrue or incorrect, and Guaranty Financial shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the last sentence of Sections 4.2.1 and 4.2.2), and Sections 4.2.4, 4.2.5, 4.3, 4.4, 4.13.5, 4.13.8, 4.13.10 and 4.13.11, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

          4.2.    Organization.

                    4.2.1. Guaranty Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, and is duly registered as a bank holding company under the BHCA. Guaranty Financial has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

                    4.2.2. GFB is a bank duly organized, validly existing and in good standing (to the extent required) under the laws of the State of West Virginia. The deposits of GFB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by GFB when due. GFB is a member in good standing of the FHLB and owns the requisite amount of stock therein.

                    4.2.3. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.2.3 sets forth GFB’s one Guaranty Financial Subsidiary. The Guaranty Financial Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

                    4.2.4. The respective minute books of Guaranty Financial, GFB and each other Guaranty Financial Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

                    4.2.5. Prior to the date of this Agreement, Guaranty Financial has made available to First Sentry Bancshares true and correct copies of the certificate of incorporation or charter and bylaws of Guaranty Financial, GFB and each other Guaranty Financial Subsidiary.

          4.3.    Capitalization.

                    4.3.1. The authorized capital stock of Guaranty Financial consists of 5,000,000 shares of common stock, $1.00 par value per share, of which 380,651 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are 5,958 shares of Guaranty Financial Common Stock held by Guaranty Financial as treasury stock. Neither Guaranty Financial nor any Guaranty Financial Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Guaranty Financial Common Stock, or any other security of Guaranty Financial or a Guaranty Financial Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of Guaranty Financial Common Stock or any other security of Guaranty Financial or any Guaranty Financial Subsidiary, other than 25,550 shares issuable under the outstanding stock options. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.3.1 sets forth the name of each holder of options to purchase Guaranty Financial Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

                   4.3.2. Guaranty Financial owns all of the capital stock of GFB, free and clear of any lien or encumbrance. Except for the Guaranty Financial Subsidiaries, Guaranty Financial does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Guaranty Financial Subsidiaries, equity interests held by Guaranty Financial Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Guaranty Financial Subsidiaries, including stock in the FHLB. Either Guaranty Financial or GFB owns all of the outstanding shares of capital stock of each Guaranty Financial Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

                    4.3.3. To Guaranty Financial’s Knowledge, except as set forth in the GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.3.3, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in

Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Guaranty Financial Common Stock.

          4.4.    Authority; No Violation.

                    4.4.1. Guaranty Financial has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Guaranty Financial’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Guaranty Financial and the completion by Guaranty Financial of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Guaranty Financial, and no other corporate proceedings on the part of Guaranty Financial, except for the approval of the Guaranty Financial shareholders, is necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Guaranty Financial, and subject to approval by the shareholders of Guaranty Financial and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by First Sentry Bancshares, constitutes the valid and binding obligation of Guaranty Financial, enforceable against Guaranty Financial in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

                    4.4.2. Subject to receipt of Regulatory Approvals and Guaranty Financial’s and First Sentry Bancshares’s compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of Guaranty Financial, (A) the execution and delivery of this Agreement by Guaranty Financial, (B) the consummation of the transactions contemplated hereby, and (C) compliance by Guaranty Financial with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Guaranty Financial or any Guaranty Financial Subsidiary or the charter and bylaws of GFB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Guaranty Financial or any Guaranty Financial Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Guaranty Financial or GFB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Guaranty Financial or GFB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Guaranty Financial and the Guaranty Financial Subsidiaries taken as a whole.

          4.5.    Consents.

          Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of West Virginia, (c) the filing with the SEC of (i) the Merger

Registration Statement and (ii) the obtaining from the SEC of such orders as may be required in connection therewith, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Sentry Bancshares Common Stock pursuant to this Agreement, and (e) the approval of this Agreement by the requisite vote of the shareholders of Guaranty Financial and First Sentry Bancshares, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to Guaranty Financial’s Knowledge, except as set forth on GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.5, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Guaranty Financial, and (y) the completion of the Merger and the Bank Merger. Guaranty Financial has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

          4.6.    Financial Statements.

                    4.6.1. Guaranty Financial has previously made available to First Sentry Bancshares the Guaranty Financial Regulatory Reports. The Guaranty Financial Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

                    4.6.2. Guaranty Financial has previously made available to First Sentry Bancshares the Guaranty Financial Financial Statements. The Guaranty Financial Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Guaranty Financial and the Guaranty Financial Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements.

                    4.6.3. At the date of each balance sheet included in the Guaranty Financial Financial Statements or the Guaranty Financial Regulatory Reports, neither Guaranty Financial nor GFB, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Guaranty Financial Financial Statements or Guaranty Financial Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

                    4.6.4. The records, systems, controls, data and information of Guaranty Financial and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Guaranty Financial or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6.4. Guaranty Financial (x) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Guaranty Financial, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Guaranty Financial by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Guaranty Financial’s outside auditors and the audit committee of Guaranty Financial’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Guaranty Financial’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Guaranty Financial’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Guaranty Financial’s auditors and audit committee and a copy has previously been made available to First Sentry Bancshares.

                    4.6.5. Since December 31, 2007, (i) neither Guaranty Financial nor any of its Subsidiaries nor, to the Knowledge of Guaranty Financial, any director, officer, employee, auditor, accountant or representative of Guaranty Financial or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Guaranty Financial or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Guaranty Financial or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Guaranty Financial or any of its Subsidiaries, whether or not employed by Guaranty Financial or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Guaranty Financial or any of its officers, directors, employees or agents to the Board of Directors of Guaranty Financial or any committee thereof or to any director or officer of Guaranty Financial.

          4.7.    Taxes.

                    Guaranty Financial and the Guaranty Financial Subsidiaries that are at least 80 percent owned by Guaranty Financial are members of the same affiliated group within the meaning of Code Section 1504(a). Guaranty Financial has duly filed all federal, state and material local tax returns required to be filed by or with respect to Guaranty Financial and every Guaranty Financial Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to Guaranty Financial’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Guaranty Financial and any Guaranty Financial Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Guaranty Financial has received no written notice of, and to Guaranty Financial’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Guaranty Financial or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Guaranty Financial or any of its Subsidiaries do not file tax returns that Guaranty Financial or any such Subsidiary is subject to taxation in that jurisdiction. Guaranty Financial and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Guaranty Financial and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Guaranty Financial and each of its Subsidiaries, to Guaranty Financial’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

          4.8.    No Material Adverse Effect.

                    Guaranty Financial has not suffered any Material Adverse Effect since December 31, 2007 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Guaranty Financial.

          4.9.    Material Contracts; Leases; Defaults.

                    4.9.1. Except as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.9.1, neither Guaranty Financial nor any Guaranty Financial Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Guaranty Financial or any Guaranty Financial Subsidiary, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Guaranty Financial or any Guaranty Financial Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Guaranty Financial or any Guaranty Financial Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Guaranty Financial or any Guaranty Financial Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Guaranty Financial or any Guaranty Financial Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to First Sentry Bancshares or any First Sentry Bancshares Subsidiary; (vi) any other agreement, written or oral, that obligates Guaranty Financial or any

Guaranty Financial Subsidiary for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment, or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Guaranty Financial or any Guaranty Financial Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

                    4.9.2. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither Guaranty Financial nor any Guaranty Financial Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                    4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to First Sentry Bancshares on or before the date hereof, and are in full force and effect on the date hereof and neither Guaranty Financial nor any Guaranty Financial Subsidiary (nor, to the Knowledge of Guaranty Financial, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.9.3(a), no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement. Except as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.9.3(b), no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Guaranty Financial or any Guaranty Financial Subsidiary is a party or under which Guaranty Financial or any Guaranty Financial Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.9.3(c), no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Guaranty Financial or any Guaranty Financial Subsidiary or upon the occurrence of a subsequent event; or (y) requires Guaranty Financial or any Guaranty Financial Subsidiary to provide a benefit in the form of Guaranty Financial Common Stock or determined by reference to the value of Guaranty Financial Common Stock.

                    4.9.4. Since December 31, 2007, through and including the date of this Agreement, except as furnished by Guaranty Financial to First Sentry Bancshares prior to the date hereof, neither Guaranty Financial nor any Guaranty Financial Subsidiary has (i) except for

(A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2007, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Guaranty Financial Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees made in the ordinary course of business consistent with past practice under Guaranty Financial Option Plans, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Guaranty Financial or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $100,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Guaranty Financial or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

          4.10.  Ownership of Property; Insurance Coverage.

                    4.10.1. Guaranty Financial and each Guaranty Financial Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Guaranty Financial or each Guaranty Financial Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Guaranty Financial Regulatory Reports and in the Guaranty Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an Guaranty Financial Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not materially and adversely affect the value or use of such real property, and (iv) those described and reflected in the Guaranty Financial Financial Statements. Guaranty Financial and the Guaranty Financial Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Guaranty Financial and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

                    4.10.2. With respect to all material agreements pursuant to which Guaranty Financial or any Guaranty Financial Subsidiary has purchased securities subject to an agreement to resell, if any, Guaranty Financial or such Guaranty Financial Subsidiary, as the case may be, has a lien or security interest (which to Guaranty Financial’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                    4.10.3. Guaranty Financial and each Guaranty Financial Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Guaranty Financial nor any Guaranty Financial Subsidiary, has received notice from any insurance carrier during the past two years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Guaranty Financial or any Guaranty Financial Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last two years Guaranty Financial and each Guaranty Financial Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.10.3 identifies all material policies of insurance maintained by Guaranty Financial and each Guaranty Financial Subsidiary as well as the other matters required to be disclosed under this Section.

          4.11.  Legal Proceedings.

                    Neither Guaranty Financial nor any Guaranty Financial Subsidiary is a party to any, and there are no pending or, to Guaranty Financial’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Guaranty Financial or any Guaranty Financial Subsidiary, (ii) to which Guaranty Financial or any Guaranty Financial Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Guaranty Financial or GFB to perform under this Agreement, except, in each of (i) through (iv) above, for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Guaranty Financial.

          4.12.  Compliance With Applicable Law.

                    4.12.1. Guaranty Financial and each Guaranty Financial Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Guaranty Financial nor any Guaranty Financial Subsidiary has received any written notice to the contrary. The Board of Directors of GFB has adopted and GFB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

                    4.12.2. Each of Guaranty Financial and each Guaranty Financial Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Guaranty Financial, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

                    4.12.3. For the period beginning January 1, 2003 as to GFB, and for the period beginning January 1, 2003 for Guaranty Financial and each Guaranty Financial Subsidiary (other than GFB), neither Guaranty Financial nor any Guaranty Financial Subsidiary has received any written notification or, to Guaranty Financial’s Knowledge, any other communication from any Bank Regulator (i) asserting that Guaranty Financial or any Guaranty Financial Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Guaranty Financial or any Guaranty Financial Subsidiary; (iii) requiring, or threatening to require, Guaranty Financial or any Guaranty Financial Subsidiary, or indicating that Guaranty Financial or any Guaranty Financial Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Guaranty Financial or any Guaranty Financial Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Guaranty Financial or any Guaranty Financial Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Guaranty Financial Regulatory Agreement”). Neither Guaranty Financial nor any Guaranty Financial Subsidiary (other than GFB) has consented to or entered into any Guaranty Financial Regulatory Agreement that is currently in effect or that was in effect since January 1, 2003, and GFB has not consented to or entered into any Guaranty Financial Regulatory Agreement that is currently in effect or that was in effect since January 1, 2003. The most recent regulatory rating given to GFB as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

                    4.12.4. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.12.4 sets forth, as of June 30, 2008, a schedule of all executive officers and directors of Guaranty Financial who have outstanding loans from Guaranty Financial or GFB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

          4.13.  Employee Benefit Plans.

                    4.13.1. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.13.1 includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by Guaranty Financial or any Guaranty Financial Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Guaranty Financial or any Guaranty Financial Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Guaranty Financial Compensation and Benefit Plans”). Neither Guaranty Financial nor any of its Subsidiaries has any commitment to create any additional Guaranty Financial Compensation and Benefit Plan or to materially modify, change or renew any existing Guaranty Financial Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. Guaranty Financial has made available to First Sentry Bancshares true and correct copies of the Guaranty Financial Compensation and Benefit Plans.

                    4.13.2. To the Knowledge of Guaranty Financial and except as disclosed in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.13.2, each Guaranty Financial Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Guaranty Financial Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, is subject of a “Favorable Letter” within the meaning of Rev. Proc. 2006-27 Section 5.01, and Guaranty Financial is not aware of any circumstances which are reasonably likely to result in revocation of any such Favorable Letter. There is no material pending or, to the Knowledge of Guaranty Financial, threatened action, suit or claim relating to any of the Guaranty Financial Compensation and Benefit Plans (other than routine claims for benefits). Neither Guaranty Financial nor any Guaranty Financial Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Guaranty Financial Compensation and Benefit Plan that would reasonably be expected to subject Guaranty Financial or any Guaranty Financial Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

                    4.13.3. Guaranty Financial does not maintain any defined benefit pension plan. To the Knowledge of Guaranty Financial, there is no pending investigation or enforcement action by any Governmental Entity or Bank Regulator with respect to any Guaranty Financial Compensation and Benefit Plan, or any plan maintained by any entity which is considered one employer with Guaranty Financial under Section 4001(b)(1) of ERISA or Code Section 414 (“ERISA Affiliate”)(such plan being referred to as an “ERISA Affiliate Plan”). Neither Guaranty Financial, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

                    4.13.4. All material contributions required to be made under the terms of any Guaranty Financial Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Guaranty Financial or any Guaranty Financial Subsidiary is a party or a sponsor have been timely made, and all contributions and funding obligations are accrued on Guaranty Financial’s consolidated financial statements to the extent required by GAAP. Guaranty Financial and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Guaranty Financial Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

                    4.13.5. Except as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.13.5, neither Guaranty Financial nor any Guaranty Financial Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Guaranty Financial Compensation and Benefit Plan, other than benefits mandated by COBRA or other applicable law. There has been no communication to employees by Guaranty Financial or any Guaranty Financial Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

                    4.13.6. Guaranty Financial and its Subsidiaries do not maintain any Guaranty Financial Compensation and Benefit Plans covering employees who are not United States residents.

                    4.13.7. With respect to each Guaranty Financial Compensation and Benefit Plan, if applicable, Guaranty Financial has provided or made available to First Sentry Bancshares copies of: (A) any trust instruments and insurance contracts; (B) the three most recent Forms 5500 filed with the IRS; (C) the three most recent actuarial reports and financial statements; (D) the most recent summary plan description; (E) most recent Favorable Letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (G) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

                    4.13.8. The consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Guaranty Financial Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Guaranty Financial Compensation and Benefit Plan.

                    4.13.9. Neither Guaranty Financial nor any Guaranty Financial Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                    4.13.10. The consummation of the Mergers and the Bank Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of Guaranty Financial or any Guaranty Financial Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code) that would subject such person to an excise tax under Section 4999 of the Code, except as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.13.10.

                    4.13.11. Except as disclosed in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.13.11, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Guaranty Financial Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

                    4.13.12. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.13.12(a) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees whose annual rate of salary is $30,000 or greater, of GFB or Guaranty Financial, their title and rate of salary, and their date of hire. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.13.12(b) sets forth any changes to any Guaranty Financial Compensation and Benefit Plan since December 31, 2007.

          4.14.  Brokers, Finders and Financial Advisors.

          Except as described in Section 4.23, neither Guaranty Financial nor any Guaranty Financial Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

          4.15.  Environmental Matters.

                    4.15.1. Except as may be set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.15 and any Phase I Environmental Report identified therein, with respect to Guaranty Financial and each Guaranty Financial Subsidiary:

                                 (A) Each of Guaranty Financial and the Guaranty Financial Subsidiaries, the Participation Facilities, and, to Guaranty Financial’s Knowledge, the Loan

Properties are in substantial compliance with, and are not liable in any material respect under, any Environmental Laws;

                                (B) Guaranty Financial has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Guaranty Financial’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the Guaranty Financial Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the Guaranty Financial Subsidiaries or any Participation Facility;

                                (C) Neither Guaranty Financial nor GFB has received any written notice, by way of suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding, or otherwise, alleging or indicating that it (or any subsidiary) may be liable under any Environmental Law with respect to any Loan Property;

                                (D) The properties currently owned or operated by Guaranty Financial or any Guaranty Financial Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

                                (E) Neither Guaranty Financial nor any Guaranty Financial Subsidiary during the past two years has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                                (F) To Guaranty Financial’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Guaranty Financial or any of the Guaranty Financial Subsidiaries or any Participation Facility, and to Guaranty Financial’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by Guaranty Financial or any of the Guaranty Financial Subsidiaries or any Participation Facility; and

                                (G) To Guaranty Financial’s Knowledge, during the period of (s) Guaranty Financial’s or any of the Guaranty Financial Subsidiaries’ ownership or operation of any of their respective current properties or (t) Guaranty Financial’s or any of the Guaranty Financial Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

                    4.15.2. “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          4.16.  Loan Portfolio.

                    4.16.1. The allowance for loan losses reflected in Guaranty Financial’s audited consolidated balance sheet at December 31, 2007 was, and the allowance for loan losses shown on the balance sheets in Guaranty Financial’s Call Reports for periods ending after December 31, 2007 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP.

                    4.16.2. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of June 30, 2008, by account, of: (A) all loans (including loan participations) of GFB or any other Guaranty Financial Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of GFB or any other Guaranty Financial Subsidiary which have been terminated by GFB or any other Guaranty Financial Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which GFB or any other Guaranty Financial Subsidiary has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from GFB or any other Guaranty Financial Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein GFB or any other Guaranty Financial Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified GFB or any other Guaranty Financial Subsidiary during the past twelve months of, or has asserted against GFB or any other Guaranty Financial Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of GFB, each borrower, customer or other party which has given GFB or any other Guaranty Financial Subsidiary any oral notification of, or orally asserted to or against GFB or any other Guaranty Financial Subsidiary, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by GFB or any GFB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. GUARANTY FINANCIAL DISCLOSURE

SCHEDULE 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that has been excluded.

                    4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of Guaranty Financial and the Guaranty Financial Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Guaranty Financial’s or the appropriate Guaranty Financial Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of Guaranty Financial, the loans, discounts and the accrued interest reflected on the books of Guaranty Financial and the Guaranty Financial Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Guaranty Financial or the appropriate Guaranty Financial Subsidiary free and clear of any liens.

                    4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

          4.17.  [Intentionally omitted]

          4.18.  Related Party Transactions.

          Except as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.18, neither Guaranty Financial nor any Guaranty Financial Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any director or officer of Guaranty Financial or any Guaranty Financial Subsidiary, or any affiliate thereof. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Guaranty Financial or any Guaranty Financial Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Guaranty Financial nor any Guaranty Financial Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Guaranty Financial is inappropriate.

          4.19.  Deposits.

          None of the deposits of Guaranty Financial or any Guaranty Financial Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

          4.20.  Antitakeover Provisions Inapplicable; Required Vote.

          The Board of Directors of Guaranty Financial has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of Guaranty Financial) necessary to exempt First Sentry Bancshares, the Merger, the Merger Agreement and the transactions contemplated hereby from anti-takeover or fair price provisions set forth in the WVBCA. The affirmative vote of a majority of the issued and outstanding shares of Guaranty Financial Common Stock is required to approve this Agreement and the Merger under Guaranty Financial’s certificate of incorporation and the WVBCA.

          4.21.  Registration Obligations.

          Neither Guaranty Financial nor any Guaranty Financial Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

          4.22.  Risk Management Instruments.

          All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Guaranty Financial’s own account, or for the account of one or more of Guaranty Financial’s Subsidiaries or their customers (all of which are set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Guaranty Financial, with counterparties believed to be financially responsible at the time; and to Guaranty Financial’s Knowledge each of them constitutes the valid and legally binding obligation of Guaranty Financial or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Guaranty Financial nor any Guaranty Financial Subsidiary, nor to the Knowledge of Guaranty Financial any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

          4.23.  Fairness Opinion

          Guaranty Financial has received an opinion from Howe Barnes Hofer & Arnett, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of Guaranty Financial pursuant to this Agreement is fair to such stockholders from a financial point of view.

          4.24.  Trust Accounts

          GFB and each of its subsidiaries has no trust or other fiduciary accounts.

          4.25.  Intellectual Property

          Guaranty Financial and each Guaranty Financial Subsidiary owns or, to Guaranty Financial’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment and neither Guaranty Financial nor any Guaranty Financial Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Guaranty Financial and each Guaranty Financial Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Guaranty Financial, the conduct of the business of Guaranty Financial and each Guaranty Financial Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

          4.26.  Labor Matters

          There are no labor or collective bargaining agreements to which Guaranty Financial or any Guaranty Financial Subsidiary is a party. To the Knowledge of Guaranty Financial, there is no union organizing effort pending or threatened against Guaranty Financial or any Guaranty Financial Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Guaranty Financial, threatened against Guaranty Financial or any Guaranty Financial Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Guaranty Financial, threatened against Guaranty Financial or any Guaranty Financial Subsidiary (other than routine employee grievances that are not related to union employees). Guaranty Financial and each Guaranty Financial Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

          4.27.  Guaranty Financial Information Supplied

          The information relating to Guaranty Financial and any Guaranty Financial Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FIRST SENTRY BANCSHARES

          First Sentry Bancshares represents and warrants to Guaranty Financial that the statements contained in this Article V are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1, and except as set forth in the FIRST SENTRY BANCSHARES

DISCLOSURE SCHEDULE delivered by First Sentry Bancshares to Guaranty Financial on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. First Sentry Bancshares has made a good faith effort to ensure that the disclosure on each schedule of the FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of First Sentry Bancshares shall include the Knowledge of First Sentry Bank.

          5.1.    Standard.

          No representation or warranty of First Sentry Bancshares contained in this Article V shall be deemed untrue or incorrect, and First Sentry Bancshares shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than the last sentence of Sections 5.2.1 and 5.2.2), 5.2.4, 5.2.5, 5.3, and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

          5.2.    Organization.

                    5.2.1. First Sentry Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, and is duly registered as a bank holding company under the BHCA. First Sentry Bancshares has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

                    5.2.2. First Sentry Bank is a bank duly organized, validly existing and in good standing (to the extent required) under West Virginia law. The deposits of First Sentry Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. First Sentry Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

                    5.2.3. FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 5.2.3 sets forth each First Sentry Bancshares Subsidiary. Each First Sentry Bancshares Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

                    5.2.4. The respective minute books of First Sentry Bancshares and each First Sentry Bancshares Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

                    5.2.5. Prior to the date of this Agreement, First Sentry Bancshares has made available to Guaranty Financial true and correct copies of the certificate of incorporation and bylaws of First Sentry Bancshares and First Sentry Bank and the First Sentry Bancshares Subsidiaries.

          5.3.    Capitalization.

                    5.3.1. The authorized capital stock of First Sentry Bancshares consists of 5,280,000 shares of common stock, $1.00 par value, of which 1,056,000 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Sentry Bancshares Common Stock, or any other security of First Sentry Bancshares or any securities representing the right to vote, purchase or otherwise receive any shares of First Sentry Bancshares Common Stock or any other security of First Sentry Bancshares.

                    5.3.2. First Sentry Bancshares owns all of the capital stock of First Sentry Bank free and clear of any lien or encumbrance.

          5.4.    Authority; No Violation.

                    5.4.1. First Sentry Bancshares has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First Sentry Bancshares and the completion by First Sentry Bancshares of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of First Sentry Bancshares, and no other corporate proceedings on the part of First Sentry Bancshares, except for the approval of the First Sentry Bancshares Shareholders, are necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by First Sentry Bancshares, and subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Guaranty Financial, constitutes the valid and binding obligations of First Sentry Bancshares, enforceable against First Sentry Bancshares in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

                    5.4.2. Subject to receipt of Regulatory Approvals and Guaranty Financial’s and First Sentry Bancshares’s compliance with any conditions contained therein, (A) the execution and delivery of this Agreement by First Sentry Bancshares, (B) the consummation of the transactions contemplated hereby, and (C) compliance by First Sentry Bancshares with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of First Sentry Bancshares or any First Sentry

Bancshares Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Sentry Bancshares or any First Sentry Bancshares Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Sentry Bancshares or any First Sentry Bancshares Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on First Sentry Bancshares and the First Sentry Bancshares Subsidiaries taken as a whole.

          5.5.    Consents.

          Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of West Virginia, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, and (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Sentry Bancshares Common Stock pursuant to this Agreement, and (e) the approval of this Agreement by the requisite vote of the shareholders of Guaranty Financial and First Sentry Bancshares, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to First Sentry Bancshares’ Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by First Sentry Bancshares, and (y) the completion of the Merger and the Bank Merger. First Sentry Bancshares has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

          5.6.    Financial Statements.

                    5.6.1. First Sentry Bancshares has previously made available to Guaranty Financial the First Sentry Bancshares Financial Statements. The First Sentry Bancshares Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of First Sentry Bancshares and the First Sentry Bancshares Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements.

                    5.6.2. At the date of each balance sheet included in the First Sentry Bancshares Financial Statements, First Sentry Bancshares did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Sentry Bancshares Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

                    5.6.3. The records, systems, controls, data and information of First Sentry Bancshares and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Sentry Bancshares or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6.3. First Sentry Bancshares (x) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures to ensure that material information relating to First Sentry Bancshares, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of First Sentry Bancshares by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to First Sentry Bancshares’s outside auditors and the audit committee of First Sentry Bancshares’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect First Sentry Bancshares’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in First Sentry Bancshares’s internal control over financial reporting.

                    5.6.4. The allowance for credit losses reflected in First Sentry Bancshares’s audited statement of condition at December 31, 2007 was, and the allowance for credit losses shown on the balance sheets in First Sentry Bancshares’s Call Reports for periods ending after December 31, 2007 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP.

          5.7.    Taxes.

          First Sentry Bancshares and the First Sentry Bancshares Subsidiaries that are at least 80 percent owned by First Sentry Bancshares are members of the same affiliated group within the meaning of Code Section 1504(a). First Sentry Bancshares has duly filed all federal, state and material local tax returns required to be filed by or with respect to First Sentry Bancshares and each First Sentry Bancshares Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of First Sentry Bancshares, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from First Sentry Bancshares and any First Sentry Bancshares Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. First Sentry Bancshares has received no written notice of, and to First Sentry Bancshares’ knowledge, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of First Sentry Bancshares or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where First Sentry Bancshares, or any of its Subsidiaries do not file tax returns that First Sentry Bancshares or any such Subsidiary is subject to taxation in that jurisdiction. First Sentry Bancshares and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax that is currently in effect.

          First Sentry Bancshares and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and First Sentry Bancshares and each of its Subsidiaries, to the Knowledge of First Sentry Bancshares, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

          5.8.    No Material Adverse Effect.

          First Sentry Bancshares has not suffered any Material Adverse Effect since December 31, 2007 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Sentry Bancshares.

          5.9.    Ownership of Property; Insurance Coverage.

                    5.9.1. First Sentry Bancshares and each First Sentry Bancshares Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by First Sentry Bancshares or each First Sentry Bancshares Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Sentry Bancshares Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a First Sentry Bancshares Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the First Sentry Bancshares Financial Statements. First Sentry Bancshares and the First Sentry Bancshares Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by First Sentry Bancshares and its

Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

                    5.9.2. With respect to all material agreements pursuant to which First Sentry Bancshares or any First Sentry Bancshares Subsidiary has purchased securities subject to an agreement to resell, if any, or such First Sentry Bancshares Subsidiary, as the case may be, has a lien or security interest (which to First Sentry Bancshares’ Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                    5.9.3. First Sentry Bancshares and each First Sentry Bancshares Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary, has received notice from an insurance carrier during the past two years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by First Sentry Bancshares or any First Sentry Bancshares Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last two years First Sentry Bancshares and each First Sentry Bancshares Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 5.9.3 identifies all material policies of insurance maintained by First Sentry Bancshares and each First Sentry Bancshares Subsidiary as well as the other matters required to be disclosed under this Section.

          5.10.  Legal Proceedings.

          Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary is a party to any, and there are no pending or, to the Knowledge of First Sentry Bancshares, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against First Sentry Bancshares or any First Sentry Bancshares Subsidiary, (ii) to which First Sentry Bancshares or any First Sentry Bancshares Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of First Sentry Bancshares to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

          5.11.  Compliance With Applicable Law.

                    5.11.1. First Sentry Bancshares, each of First Sentry Bancshares and each First Sentry Bancshares Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary has received any written notice to the contrary. The Board of Directors of First Sentry Bank has adopted and First Sentry Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

                    5.11.2. Each of First Sentry Bancshares and each First Sentry Bancshares Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of First Sentry Bancshares, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

                    5.11.3. For the period beginning January 1, 2003, neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary has received any written notification or, to the Knowledge of First Sentry Bancshares, any other communication from any Bank Regulator (i) asserting that First Sentry Bancshares or any First Sentry Bancshares Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to First Sentry Bancshares or First Sentry Bank; (iii) requiring or threatening to require First Sentry Bancshares or any First Sentry Bancshares Subsidiary, or indicating that First Sentry Bancshares or any First Sentry Bancshares Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of First Sentry Bancshares or any First Sentry Bancshares Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Sentry Bancshares or any First Sentry Bancshares Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “First Sentry Bancshares Regulatory Agreement”). Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary has consented to or entered into any currently effective First Sentry Bancshares Regulatory Agreement. The most recent regulatory rating given to First Sentry Bank as to compliance with the CRA is satisfactory or better.

          5.12.  Employee Benefit Plans.

                    5.12.1. FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 5.12 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by First Sentry Bancshares or any First Sentry Bancshares Subsidiary and in which employees in general may participate (the “First Sentry Bancshares Compensation and Benefit Plans”).

                    5.12.2. To the Knowledge of First Sentry Bancshares and except as disclosed in FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 5.12.2, each First Sentry Bancshares Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and no notice has been issued by any Governmental Entity questioning or challenging such compliance. All material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each First Sentry Bancshares Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and First Sentry Bancshares is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of First Sentry Bancshares, threatened action, suit or claim relating to any of the First Sentry Bancshares Compensation and Benefit Plans (other than routine claims for benefits). Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any First Sentry Bancshares Compensation and Benefit Plan that would reasonably be expected to subject First Sentry Bancshares or any First Sentry Bancshares Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

                    5.12.3. No First Sentry Bancshares Compensation and Benefit Plan is a Defined Benefit Plan. Neither First Sentry Bancshares nor any of its Subsidiaries has provided, or is required to provide, security to any First Sentry Bancshares Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither First Sentry Bancshares, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after January 1, 1998.

                    5.12.4. All material contributions required to be made under the terms of any First Sentry Bancshares Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which First Sentry Bancshares or any First Sentry Bancshares Subsidiary

is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on First Sentry Bancshares’s consolidated financial statements to the extent required by GAAP. First Sentry Bancshares and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable First Sentry Bancshares Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

          5.13.  Environmental Matters.

                    5.13.1. To the Knowledge of First Sentry Bancshares, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon First Sentry Bancshares or any of First Sentry Bancshares Subsidiary. To the Knowledge of First Sentry Bancshares, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to First Sentry Bancshares or any First Sentry Bancshares Subsidiary by reason of any Environmental Laws. Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary during the past five years has received any written notice from any Person that First Sentry Bancshares or any First Sentry Bancshares Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon First Sentry Bancshares or any First Sentry Bancshares Subsidiary.

                    5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the First Sentry Bancshares ‘s Knowledge, threatened, before any court, governmental agency or other forum against First Sentry Bancshares or any First Sentry Bancshares Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the First Sentry Bancshares.

          5.14.  Loan Losses.

          The allowance for loan losses reflected in First Sentry Bancshares’s audited consolidated balance sheet at December 31, 2007 was, and the allowance for loan losses shown on the balance sheets in First Sentry Bancshares’s Call Reports for periods ending after December 31, 2007 were adequate, as of the dates thereof, under GAAP.

          5.15.  Required Vote of Shareholders.

          The affirmative vote of a majority of the shares of First Sentry Bancshares eligible to be cast is required to approve the merger.

          5.16.  Brokers, Finders and Financial Advisors.

          Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

          5.17.  First Sentry Bancshares Common Stock.

          The shares of First Sentry Bancshares Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

          5.18.  First Sentry Bancshares Information Supplied.

          The information relating to First Sentry Bancshares and any First Sentry Bancshares Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by First Sentry Bancshares with respect to statements made or incorporated by reference therein based on information supplied by Guaranty Financial specifically for inclusion or incorporation by reference in the Merger Registration Statement.

ARTICLE VI
COVENANTS OF GUARANTY FINANCIAL

          6.1.    Conduct of Business.

                    6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of First Sentry Bancshares, which consent will not be unreasonably withheld, conditioned or delayed, Guaranty Financial will, and it will cause each Guaranty Financial Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

                    6.1.2. Negative Covenants. Guaranty Financial agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 6.1.2, or consented to by First Sentry Bancshares in writing (which consent will not be unreasonably withheld), it will not, and it will cause each Guaranty Financial Subsidiary not to:

                               (A) change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law, or appoint a new director to the board directors;

                               (B) change the number of authorized or issued shares of its capital stock, issue any shares of Guaranty Financial Common Stock, including any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Guaranty Financial Option Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) Guaranty Financial may issue shares of Guaranty Financial Common Stock upon the valid exercise, in accordance with the information set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.3.1, of presently outstanding Guaranty Financial Options issued under the Guaranty Financial Option Plan, and (ii) any Guaranty Financial Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice.

                               (C) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

                               (D) other than as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 6.1.2(D), make application for the opening or closing of any, or open or close any, branch or automated banking facility;

                               (E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on GUARANTY FINANCIAL DISCLOSURE SCHEDULES 4.9.1 and 4.13.1, (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees, (iii) cash bonuses with respect to the year ending December 31, 2007 in the amounts and to the individuals set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 6.1.2(E), and (iv) a contribution to the GFB 401(k) Plan with respect to the year ending December 31, 2007, consistent with applicable law, up to an amount set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 6.1.2(E). Neither Guaranty Financial nor any Guaranty Financial Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $30,000, provided that Guaranty Financial or an Guaranty Financial Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business.

                               (F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

                               (G) merge or consolidate Guaranty Financial or any Guaranty Financial Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Guaranty Financial or any Guaranty Financial Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Guaranty Financial, or any Guaranty Financial Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Guaranty Financial Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

                               (H) sell or otherwise dispose of the capital stock of Guaranty Financial or sell or otherwise dispose of any asset of Guaranty Financial or of any Guaranty Financial Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Guaranty Financial or of any Guaranty Financial Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                               (I) voluntarily take any action which would result in any of the representations and warranties of Guaranty Financial or GFB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

                               (J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Guaranty Financial or GFB;

                               (K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Guaranty Financial or any Guaranty Financial Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

                               (L) purchase any equity securities, or purchase any securities other than securities (i) rated “AAA” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount of not more than $1,000,000, (iii) with a weighted average life of not more than five years and (iv) otherwise in the ordinary course of business consistent with past practice;

                               (M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the GUARANTY FINANCIAL DISCLOSURE SCHEDULE 6.12(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $1,000,000 for a commercial real estate loan or $500,000 for a commercial business loan, or in excess of $500,000 for a residential loan. In addition, the prior approval of First Sentry Bancshares is required with respect to the foregoing: (i) any new loan or credit facility commitment in an amount of $100,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with GFB, Guaranty Financial or any Guaranty Financial Subsidiary, in the aggregate, exceeds $1,000,000 prior thereto or as a result thereof; and (ii) any new loan or credit facility commitment in excess of $500,000 to any person residing, or any property located, outside of the State of West Virginia;

                               (N) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

                               (O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

                               (P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

                               (Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

                               (R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Guaranty Financial Employee Plan;

                               (S) make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

                               (T) except as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 6.12(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

                               (U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) (and provided that First Sentry Bank will be given the first opportunity to purchase any loan participation being sold) or OREO properties (except for REO properties, the sale of which would not result in aggregate losses in excess of $20,000);

                               (V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Guaranty Financial or GFB of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

                               (W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

                               (X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

                               (Y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

                               (Z) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with First Sentry Bancshares and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of First Sentry Bancshares (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of First Sentry Bancshares (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

                               (AA) sell or redeem any currently outstanding trust preferred securities or securities underlying any outstanding trust preferred securities; or

                               (BB) agree to do any of the foregoing.

          6.2.    Current Information.

                    6.2.1. During the period from the date of this Agreement to the Effective Time, Guaranty Financial will cause one or more of its representatives to confer with representatives of

First Sentry Bancshares and report the general status of its ongoing operations at such times as First Sentry Bancshares may reasonably request. Guaranty Financial will promptly notify First Sentry Bancshares of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Guaranty Financial or any Guaranty Financial Subsidiary. Without limiting the foregoing, senior officers of First Sentry Bancshares and Guaranty Financial shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Guaranty Financial and its Subsidiaries, in accordance with applicable law, and Guaranty Financial shall give due consideration to First Sentry Bancshares’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary shall under any circumstance be permitted to exercise control of Guaranty Financial or any Guaranty Financial Subsidiary prior to the Effective Time.

                    6.2.2. GFB and First Sentry Bank shall meet on a regular basis to discuss and plan for the conversion of GFB’s data processing and related electronic informational systems to those used by First Sentry Bank, which planning shall include, but not be limited to, discussion of the possible termination by GFB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by GFB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that GFB shall not be obligated to take any such action prior to the Effective Time and, unless GFB otherwise agrees, no conversion shall take place prior to the Effective Time.

                    6.2.3. GFB shall provide First Sentry Bank, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, Guaranty Financial shall provide First Sentry Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

                    6.2.4. Guaranty Financial shall promptly inform First Sentry Bancshares upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Guaranty Financial or any Guaranty Financial Subsidiary under any labor or employment law.

          6.3.    Access to Properties and Records.

          Subject to Section 12.1 hereof, Guaranty Financial shall permit First Sentry Bancshares reasonable access upon reasonable notice to its properties and those of the Guaranty Financial Subsidiaries, and shall disclose and make available to First Sentry Bancshares during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which First Sentry Bancshares may have a reasonable interest; provided, however, that Guaranty Financial shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. Guaranty Financial shall provide and shall request its auditors to provide First Sentry Bancshares with such historical financial information regarding it (and related audit reports and consents) as First Sentry Bancshares may reasonably request. First Sentry Bancshares shall use commercially reasonable efforts to minimize any interference with Guaranty Financial’s regular business operations during any such access to Guaranty Financial’s property, books and records. Guaranty Financial and each Guaranty Financial Subsidiary shall permit First Sentry Bancshares to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by Guaranty Financial or any Guaranty Financial Subsidiary. In the event any subsurface or phase II site assessments are conducted, First Sentry Bancshares shall indemnify Guaranty Financial for all reasonable and customary costs and expenses associated with returning the property to the previous condition.

          6.4.    Financial and Other Statements.

                    6.4.1. Promptly upon receipt thereof, Guaranty Financial will furnish to First Sentry Bancshares copies of each annual, interim or special audit of the books of Guaranty Financial and the Guaranty Financial Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Guaranty Financial by such auditors in connection with each annual, interim or special audit of the books of Guaranty Financial and the Guaranty Financial Subsidiaries made by such auditors.

                    6.4.2. As soon as reasonably available, but in no event later than the date such documents are filed with the Bank Regulators, Guaranty Financial will furnish to First Sentry Bancshares copies of all documents, statements and reports as it or any Guaranty Financial Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby. Within 25 days after the end of each month, Guaranty Financial will deliver to First Sentry Bancshares a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

                    6.4.3. Guaranty Financial will advise First Sentry Bancshares promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Guaranty Financial or any of the Guaranty Financial Subsidiaries.

                    6.4.4. With reasonable promptness, Guaranty Financial will furnish to First Sentry Bancshares such additional financial data that Guaranty Financial possesses and as First

Sentry Bancshares may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

          6.5.    Maintenance of Insurance.

          Guaranty Financial shall maintain, and cause each Guaranty Financial Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

          6.6.    Disclosure Supplements.

          From time to time prior to the Effective Time, Guaranty Financial will promptly supplement or amend the GUARANTY FINANCIAL DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such GUARANTY FINANCIAL DISCLOSURE SCHEDULE or which is necessary to correct any information in such GUARANTY FINANCIAL DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such GUARANTY FINANCIAL DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

          6.7.    Consents and Approvals of Third Parties.

          Guaranty Financial shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

          6.8.    All Reasonable Efforts.

          Subject to the terms and conditions herein provided, Guaranty Financial agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

          6.9.    Failure to Fulfill Conditions.

          In the event that Guaranty Financial determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify First Sentry Bancshares.

          6.10.    No Solicitation.

          (a) Guaranty Financial shall not, and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any

Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than First Sentry Bancshares) any information or data with respect to Guaranty Financial or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Guaranty Financial is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Guaranty Financial or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Guaranty Financial or otherwise, shall be deemed to be a breach of this Agreement by Guaranty Financial. Guaranty Financial and its Subsidiaries shall, and shall cause each of Guaranty Financial Representative to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

          For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from First Sentry Bancshares), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Guaranty Financial or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Guaranty Financial or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of Guaranty Financial and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of Guaranty Financial or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of Guaranty Financial or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

          (b) Notwithstanding Section 6.10(a), Guaranty Financial may take any of the actions described in clause (ii) of Section 6.10(a) if, but only if, (i) Guaranty Financial has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (ii) Guaranty Financial Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would be inconsistent with its fiduciary duties to Guaranty Financial’s shareholders under applicable law; (iii) Guaranty Financial has provided First Sentry Bancshares with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Guaranty Financial or any of its Subsidiaries or otherwise relating to an Acquisition Proposal,

Guaranty Financial receives from such Person a confidentiality agreement with terms no less favorable to Guaranty Financial than those contained in the Confidentiality Agreement. Guaranty Financial shall promptly provide to First Sentry Bancshares any non-public information regarding Guaranty Financial or its Subsidiaries provided to any other Person that was not previously provided to First Sentry Bancshares, such additional information to be provided no later than the date of provision of such information to such other party.

          For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that Guaranty Financial Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Guaranty Financial Common Stock or all, or substantially all, of the assets of Guaranty Financial and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Guaranty Financial Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to Guaranty Financial’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to Guaranty Financial’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

          (c) Guaranty Financial shall promptly (and in any event within twenty-four (24) hours) notify First Sentry Bancshares in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Guaranty Financial or any Guaranty Financial Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. Guaranty Financial agrees that it shall keep First Sentry Bancshares informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

          (d) Neither the Guaranty Financial Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to First Sentry Bancshares in connection with the transactions contemplated by this Agreement (including the

Merger), the Guaranty Financial Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with Guaranty Financial Shareholders Meeting or otherwise, inconsistent with the Guaranty Financial Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Guaranty Financial Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Guaranty Financial or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10(b)) or (B) requiring Guaranty Financial to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

          (e) Notwithstanding Section 6.10(d), prior to the date of Guaranty Financial Shareholders Meeting, the Guaranty Financial Board may approve or recommend to the shareholders of Guaranty Financial a Superior Proposal and withdraw, qualify or modify Guaranty Financial Recommendation in connection therewith (a “Guaranty Financial Subsequent Determination”) after the fifth (5th) Business Day following First Sentry Bancshares’s receipt of a notice (the “Notice of Superior Proposal”) from Guaranty Financial advising First Sentry Bancshares that the Guaranty Financial Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that Guaranty Financial shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Guaranty Financial proposes to accept) if, but only if, (i) the Guaranty Financial Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that it is required to take such actions to comply with its fiduciary duties to Guaranty Financial’s shareholders under applicable law, (ii) during the five (5) Business Day Period after receipt of the Notice of Superior Proposal by First Sentry Bancshares, Guaranty Financial and the Guaranty Financial Board shall have cooperated and negotiated in good faith with First Sentry Bancshares to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Guaranty Financial to proceed with the Guaranty Financial Recommendation without a Guaranty Financial Subsequent Determination; provided, however, that First Sentry Bancshares shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by First Sentry Bancshares since its receipt of such Notice of Superior Proposal, Guaranty Financial Board has again in good faith made the determination (A) in clause (i) of this Section 6.10(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Guaranty Financial Recommendation or the making of a Guaranty Financial Subsequent Determination by the Guaranty Financial Board shall not change the approval of the Guaranty Financial Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Guaranty Financial Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

          6.11.  Reserves and Merger-Related Costs.

          Guaranty Financial agrees to consult with First Sentry Bancshares with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). First Sentry Bancshares and Guaranty Financial shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as First Sentry Bancshares shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until First Sentry Bancshares shall have irrevocably certified to Guaranty Financial that all conditions set forth in Article IX to the obligation of First Sentry Bancshares to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

          6.12.  Board of Directors and Committee Meetings.

          Guaranty Financial and GFB shall permit representatives of First Sentry Bancshares (no more than two) to attend any meeting of the Board of Directors of Guaranty Financial and/or GFB or the Executive and Loan Committees thereof as an observer, provided that neither Guaranty Financial nor GFB shall be required to permit the First Sentry Bancshares representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Guaranty Financial or GFB or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to First Sentry Bancshares’s participation.

ARTICLE VII
COVENANTS OF FIRST SENTRY BANCSHARES

          7.1.    Conduct of Business.

          During the period from the date of this Agreement to the Effective Time, except with the written consent of Guaranty Financial, which consent will not be unreasonably withheld, First Sentry Bancshares will, and it will cause each First Sentry Bancshares Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

          7.2.    Current Information.

          During the period from the date of this Agreement to the Effective Time, First Sentry Bancshares will cause one or more of its representatives to confer with representatives of Guaranty Financial and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as Guaranty Financial may reasonably request. First Sentry Bancshares will promptly notify Guaranty Financial of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution of material litigation involving First Sentry Bancshares and any First Sentry Bancshares Subsidiary. First Sentry Bancshares shall be responsive to reasonable requests by Guaranty Financial for access to such information and personnel regarding First Sentry Bancshares and its Subsidiaries as may be reasonably necessary for Guaranty Financial to confirm that the representations and warranties of First Sentry Bancshares contained herein are true and correct and that the covenants of First Sentry Bancshares contained herein have been performed in all material respects; provided, however, that First Sentry Bancshares shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in First Sentry Bancshares’s reasonable judgment, would interfere with the normal conduct of First Sentry Bancshares’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

          7.3.     Financial and Other Statements.

                    7.3.1 Promptly upon receipt thereof, First Sentry Bancshares will furnish to Guaranty Financial copies of each annual, interim or special audit of the books of First Sentry Bancshares and the First Sentry Bancshares Subsidiaries made by its independent auditors and copies of all internal control reports submitted to First Sentry Bancshares by such auditors in connection with each annual, interim or special audit of the books of First Sentry Bancshares and the First Sentry Bancshares Subsidiaries made by such auditors.

                    7.3.2 As soon as reasonably available, but in no event later than the date such documents are filed with the Bank Regulators, First Sentry Bancshares will furnish to Guaranty Financial copies of all documents, statements and reports as it or any First Sentry Bancshares Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby. Within 25 days after the end of each month, First Sentry Bancshares will deliver to Guaranty Financial a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

                    7.3.3 First Sentry Bancshares will advise Guaranty Financial promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of First Sentry Bancshares or any of the First Sentry Bancshares Subsidiaries.

                    7.3.4 First Sentry Bancshares shall use its best efforts to be compliant with the requirements of the Sarbanes-Oxley Act of 2002 to the extent required no later than the Effective Time.

          7.4.    Disclosure Supplements.

          From time to time prior to the Effective Time, First Sentry Bancshares will promptly supplement or amend the FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE or which is necessary to correct any information in such FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

          7.5.    Consents and Approvals of Third Parties.

          First Sentry Bancshares shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement.

          7.6.    All Reasonable Efforts.

          Subject to the terms and conditions herein provided, First Sentry Bancshares agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

          7.7.    Failure to Fulfill Conditions.

In the event that First Sentry Bancshares determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Guaranty Financial.

          7.8.    Employee Benefits.

                    7.8.1. First Sentry Bancshares will review all Guaranty Financial Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by Guaranty Financial or any Guaranty Financial Subsidiary are changed or terminated by First Sentry Bancshares, in whole or in part, First Sentry Bancshares shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of First Sentry Bancshares or applicable First Sentry Bancshares Subsidiary (as of the date any such compensation or benefit is provided). Employees of Guaranty Financial or any Guaranty Financial Subsidiary who become participants in an First Sentry Bancshares Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes unless specifically set forth herein) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of Guaranty Financial or GFB or any predecessor thereto prior to the Effective Time, provided, however, that credit for benefit accrual purposes will be given only for purposes of First Sentry Bancshares vacation policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan of First Sentry Bancshares. This Agreement shall not be construed to limit the ability of First Sentry Bancshares or First Sentry Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

                    7.8.2. First Sentry Bancshares and First Sentry Bank shall honor all existing employment agreements, severance agreements and change in control agreements entered into by and between Guaranty Financial and/or Guaranty Bank & Trust Company and their executives that have been disclosed in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.13.1, and if shareholders of Guaranty Financial approve the proposed payments to the Guaranty Financial and/or Guaranty Bank & Trust Company executives specified in the employment agreements, severance agreements and change in control agreements in accordance with Treasury Regulation Section 1.280G-1, Q&A: 7 then such executives will be entitled to payments set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 7.8.2. In the event that the shareholder approval requirements of Treasury Regulation Section 1.280G-1, Q&A: 7 are not satisfied, each Guaranty Financial and/or Guaranty Bank & Trust Company executive who is a party to an employment agreement, severance agreement or change in control agreement shall accept a reduction in benefits under said employment agreement, severance agreement and/or change in control agreement sufficient to avoid an excess parachute payment under Code Section 280G and an excise tax under Code Section 4999 and such reduced payments are as set forth in FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 7.8.2. Each Guaranty Financial and/or Guaranty Bank & Trust Company executive who is a party to an employment agreement, severance agreement or change in control agreement shall execute and deliver to First Sentry Bancshares, immediately prior to the execution of this Agreement, an acknowledgement agreement regarding the above conditions, in the form attached to FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 7.8.2. By board action taken within 30 days prior to the Effective Time of the Merger, Guaranty Financial and/or Guaranty Bank & Trust Company, as applicable, shall terminate, effective as of the Effective Time, all the employment agreements, severance agreements and/or change in control agreements in a manner consistent with Code Section 409A. Any and all payments owed under said employment agreements, severance agreements and change in control agreements, reduced to the extent if necessary to avoid an excess parachute payment shall be paid, subject to applicable withholding, by First Sentry Bancshares, or at the request of First Sentry Bancshares, by Guaranty Financial, at the Effective Time.

                    7.8.3. In the event of any termination or consolidation of any Guaranty Financial health plan with any First Sentry Bancshares health plan, First Sentry Bancshares shall make available to employees of Guaranty Financial or any Guaranty Financial Subsidiary who continue employment with First Sentry Bancshares or a First Sentry Bancshares Subsidiary (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to First Sentry Bancshares employees. Unless a Continuing Employee affirmatively terminates coverage under a Guaranty Financial health plan prior to the time that such Continuing Employee becomes eligible to participate in the First Sentry Bancshares health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Guaranty Financial health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of First Sentry Bancshares and their dependents. In the event of a termination or consolidation of any Guaranty Financial health plan, terminated Guaranty Financial employees and qualified beneficiaries will have the right to continued coverage under group health plans of First Sentry Bancshares in accordance with COBRA, consistent with the provisions below. In the event of any termination of any Guaranty Financial health plan, or consolidation of any Guaranty Financial health plan with any First Sentry Bancshares health plan, any coverage limitation under the First Sentry Bancshares health plan due to any pre-existing condition shall be reduced or eliminated in accordance with the Health Insurance Portability and Accountability Act of 1996. All Guaranty Financial Employees who cease participating in an Guaranty Financial health plan and become participants in a comparable First Sentry Bancshares health plan shall receive credit for any co-payment and deductibles paid under Guaranty Financial’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the First Sentry Bancshares health plan, upon substantiation, in a form satisfactory to First Sentry Bancshares that such co-payment and/or deductible has been satisfied.

          7.9.    Directors and Officers Indemnification and Insurance.

                    7.9.1. For a period of six years after the Effective Time, First Sentry Bancshares shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Guaranty Financial or a Guaranty Financial Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of First Sentry Bancshares, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Guaranty Financial or a Guaranty Financial Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under applicable state or Federal law, First Sentry Bancshares’s Certificate of Incorporation and Bylaws, and under Guaranty Financial’s Certificate of Incorporation or Charter and Bylaws. First Sentry Bancshares shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or Federal law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify First Sentry Bancshares (but the failure so to notify First Sentry Bancshares shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure materially prejudices First Sentry Bancshares) and shall deliver to First Sentry Bancshares the undertaking referred to in the previous sentence.

                    7.9.2. In the event that either First Sentry Bancshares or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of First Sentry Bancshares shall assume the obligations set forth in this Section 7.9.

                    7.9.3. First Sentry Bancshares shall maintain, or shall cause First Sentry Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Guaranty Financial (provided, that First Sentry Bancshares may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall First Sentry Bancshares be required to expend in the aggregate pursuant to this Section 7.9.3 more than 125% of the annual cost currently expended by Guaranty Financial with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, First Sentry Bancshares shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, Guaranty Financial agrees in order for First Sentry Bancshares to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

                    7.9.4. The obligations of First Sentry Bancshares provided under this Section 7.9 are intended to be enforceable against First Sentry Bancshares directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of First Sentry Bancshares.

          7.10.  Stock and Cash Reserve.

          First Sentry Bancshares agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

          8.1.    Guaranty Financial and First Sentry Bancshares Shareholder Meetings.

                    8.1.1. Guaranty Financial will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Guaranty Financial Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Guaranty Financial’s reasonable judgment, necessary or desirable, (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the Guaranty Financial shareholders (the “Guaranty Financial Recommendation”).

                    8.1.2. First Sentry Bancshares will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call,

give notice of, convene and hold a meeting of its shareholders (the “First Sentry Bancshares Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in First Sentry Bancshares’ reasonable judgment, necessary or desirable, (ii) subject to the fiduciary responsibility of the Board of Directors of First Sentry Bancshares as advised by counsel, recommend to its shareholders the approval of the Agreement (the “First Sentry Bancshares’ Recommendation”).

          8.2.    Proxy Statement-Prospectus.

                    8.2.1. For the purposes (x) of registering First Sentry Bancshares Common Stock to be offered to holders of Guaranty Financial Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the Guaranty Financial Shareholders Meeting, and the First Sentry Bancshares Shareholders Meeting, First Sentry Bancshares shall draft and prepare, and Guaranty Financial shall cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the Guaranty Financial shareholders and the First Sentry Bancshares shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). First Sentry Bancshares shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC and the Merger Registration Statement at the time it becomes effective shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the SEC. Each of First Sentry Bancshares and Guaranty Financial shall use their reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Guaranty Financial and First Sentry Bancshares shall thereafter promptly mail the Proxy Statement-Prospectus to their shareholders. First Sentry Bancshares shall also use its reasonably best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Guaranty Financial shall furnish all information concerning Guaranty Financial and the holders of Guaranty Financial Common Stock as may be reasonably requested in connection with any such action.

                    8.2.2. Guaranty Financial shall provide First Sentry Bancshares with any information concerning itself that First Sentry Bancshares may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and First Sentry Bancshares shall notify Guaranty Financial promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Guaranty Financial promptly copies of all correspondence between First Sentry Bancshares or any of their representatives and the SEC. First Sentry Bancshares shall give Guaranty Financial and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Guaranty Financial and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of First Sentry Bancshares and Guaranty Financial agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Guaranty Financial Common Stock entitled to vote at the Guaranty Financial Shareholders Meeting hereof at the earliest practicable time.

                    8.2.3. Guaranty Financial and First Sentry Bancshares shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Guaranty Financial shall cooperate with First Sentry Bancshares in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and First Sentry Bancshares shall file an amended Merger Registration Statement with the SEC, and each of Guaranty Financial shall mail an amended Proxy Statement-Prospectus to the Guaranty Financial shareholders. If requested by First Sentry Bancshares, Guaranty Financial shall obtain a “comfort” letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding Guaranty Financial, in form and substance that is customary in transactions such as the Merger.

          8.3.    Regulatory Approvals.

          Each of Guaranty Financial and First Sentry Bancshares will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Guaranty Financial and First Sentry Bancshares will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Guaranty Financial, First Sentry Bancshares to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. Guaranty Financial shall have the right to review and approve in advance all characterizations of the information relating to Guaranty Financial and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. First Sentry Bancshares shall give Guaranty Financial and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give Guaranty Financial and its counsel the opportunity to review and comment on all amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

          8.4.    Affiliates.

                    8.4.1. Guaranty Financial shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Guaranty Financial to pledge, transfer or otherwise dispose of any shares of

First Sentry Bancshares Common Stock to be received by such “affiliate,” as a result of the Merger only in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX
CLOSING CONDITIONS

          9.1.    Conditions to Each Party’s Obligations under this Agreement.

          The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

                    9.1.1. Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Guaranty Financial and by the shareholders of First Sentry Bancshares.

                    9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

                    9.1.3. Regulatory Approvals. All Regulatory Approvals and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of First Sentry Bancshares, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Guaranty Financial, GFB and First Sentry Bancshares or materially impair the value of Guaranty Financial or GFB to First Sentry Bancshares.

                    9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of First Sentry Bancshares Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

                    9.1.5. Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, First Sentry Bancshares shall have received an opinion of Gerrish McCreary Smith PC, reasonably acceptable in form and substance to First Sentry Bancshares, and Guaranty Financial shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., reasonably acceptable in form and substance to Guaranty Financial, each dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinions described in this Section 9.1.5, the law firms may require and rely upon customary representations contained in certificates of officers of First Sentry Bancshares and Guaranty Financial and their respective Subsidiaries.

          9.2.    Conditions to the Obligations of First Sentry Bancshares under this Agreement.

          The obligations of First Sentry Bancshares under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

                    9.2.1. Representations and Warranties. Each of the representations and warranties of Guaranty Financial set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and Guaranty Financial shall have delivered to First Sentry Bancshares a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Guaranty Financial as of the Effective Time.

                    9.2.2. Agreements and Covenants. Guaranty Financial shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and First Sentry Bancshares shall have received a certificate signed on behalf of Guaranty Financial by the Chief Executive Officer and Chief Financial Officer of Guaranty Financial to such effect dated as of the Effective Time.

                    9.2.3. Permits, Authorizations, Etc. Guaranty Financial shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

                    9.2.4. Dissenting Shares. As of immediately prior to the Effective Time, not more than 5% of the issued and outstanding shares of Guaranty Financial Common Stock shall have dissented to the Merger under the WVBCA, and preserved, as of immediately prior to the Effective Time, the right to pursue their right of appraisal for the fair value of their shares of Guaranty Financial Common Stock under the WVBCA.

                    9.2.5. No Material Adverse Effect. Since December 31, 2007, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Guaranty Financial.

                    9.2.6. Resignations. Each of Guaranty Financial’s and GFB’s directors and officers shall have tendered their written resignations, effective upon consummation of the Merger.

                    9.2.7. Conveyance/No Redemption of Trust Preferred Securities. Guaranty Financial shall not take any action to repay/redeem their outstanding trust preferred securities and ancillary securities. The trust preferred securities shall convey and be assumable by First Sentry.

          Guaranty Financial will furnish First Sentry Bancshares with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as First Sentry Bancshares may reasonably request.

          9.3.    Conditions to the Obligations of Guaranty Financial under this Agreement.

          The obligations of Guaranty Financial under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

                    9.3.1. Representations and Warranties. Each of the representations and warranties of First Sentry Bancshares set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and First Sentry Bancshares shall have delivered to Guaranty Financial a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of First Sentry Bancshares as of the Effective Time.

                    9.3.2. Agreements and Covenants. First Sentry Bancshares shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Guaranty Financial shall have received a certificate signed on behalf of First Sentry Bancshares by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

                    9.3.3. Permits, Authorizations, Etc. First Sentry Bancshares shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

                    9.3.4. Payment of Merger Consideration. First Sentry Bancshares shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Guaranty Financial with a certificate evidencing such delivery.

                    9.3.5. No Material Adverse Effect. Since December 31, 2007, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Sentry Bancshares.

                    9.3.6. The fairness opinion referred to in Section 4.2.3 shall not have been withdrawn prior to the Closing Date.

          First Sentry Bancshares will furnish Guaranty Financial with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Guaranty Financial may reasonably request.

ARTICLE X
THE CLOSING

          10.1.  Time and Place.

          Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m., or at such other place or time upon which First Sentry Bancshares and Guaranty Financial mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

          10.2.  Deliveries at the Pre-Closing and the Closing.

          At the Pre-Closing there shall be delivered to First Sentry Bancshares and Guaranty Financial the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, First Sentry Bancshares shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

          11.1.  Termination.

          This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Guaranty Financial:

                    11.1.1. At any time by the mutual written agreement of First Sentry Bancshares and Guaranty Financial;

                    11.1.2. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Guaranty Financial) or Section 9.3.1 (in the case of a breach of a representation or warranty by First Sentry Bancshares);

                    11.1.3. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Guaranty Financial) or Section 9.3.2 (in the case of a breach of covenant by First Sentry Bancshares);

                    11.1.4. At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by First Sentry Bancshares and Guaranty Financial; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

                    11.1.5. By the Board of Directors of either party if (i) the shareholders of Guaranty Financial shall have voted at the Guaranty Financial Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions, or (ii) the shareholders of First Sentry Bancshares shall have voted at the First Sentry Bancshares Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

                    11.1.6. By the Board of Directors of either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                    11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

                    11.1.8. By the Board of Directors of First Sentry Bancshares if Guaranty Financial has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of Guaranty Financial has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to First Sentry Bancshares.

                    11.1.9. By the Board of Directors of Guaranty Financial if Guaranty Financial has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of Guaranty Financial has made a determination to accept such Superior Proposal.

          11.2.  Effect of Termination.

                    11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

                    11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

                                 (A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                                 (B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

                                 (C) As a condition of First Sentry Bancshares’s willingness, and in order to induce First Sentry Bancshares, to enter into this Agreement, and to reimburse First Sentry Bancshares for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Guaranty Financial hereby agrees to pay First Sentry Bancshares, and First Sentry Bancshares shall be entitled to payment of a fee of 750,000 (the “First Sentry Bancshares Fee”), within three business days after written demand for payment is made by First Sentry Bancshares, following the occurrence of any of the events set forth below:

(i) Guaranty Financial terminates this Agreement pursuant to Section 11.1.9 or First Sentry Bancshares terminates this Agreement pursuant to Section 11.1.8; or

          (ii)        The entering into a definitive agreement by Guaranty Financial relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Guaranty Financial within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by First Sentry Bancshares pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by Guaranty Financial; or (ii) the failure of the shareholders of Guaranty Financial to approve this Agreement after the occurrence of an Acquisition Proposal.

                                 (D) If demand for payment of the First Sentry Bancshares Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then First Sentry Bancshares will not have any other rights or claims against Guaranty Financial, its Subsidiaries, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the First Sentry Bancshares Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of First Sentry Bancshares against Guaranty Financial and its Subsidiaries and their respective officers and directors.

          11.3.  Amendment, Extension and Waiver.

          Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Guaranty Financial), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Guaranty Financial, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to Guaranty Financial’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII
MISCELLANEOUS

          12.1.  Confidentiality.

          Except as specifically set forth herein, First Sentry Bancshares and Guaranty Financial mutually agree to be bound by the terms of the mutual confidentiality agreement dated May 16, 2007 (the “Confidentiality Agreement”). The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

          12.2.  Public Announcements.

          Guaranty Financial and First Sentry Bancshares shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Guaranty Financial nor First Sentry Bancshares shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

          12.3.  Survival.

          All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the

Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

          12.4.  Notices.

          All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to Guaranty Financial, to:	Marc A. Sprouse
President and Chief Executive Officer
Guaranty Bank & Trust Company
517 Ninth Street
Huntington, West Virginia 25701

With required copies to:	Jeffrey C. Gerrish, Esquire
Gerrish McCreary Smith, PC
700 Colonial Road, Suite 200
Memphis, Tennessee 38117
Fax: (901) 684-2339

J. Franklin McCreary, Esquire
Gerrish McCreary Smith, PC
5214 Maryland Way, Suite 406
Brentwood, Tennessee 37027
Fax: (615) 251-0975

If to First Sentry Bancshares, to:	Geoff Sheils
President and Chief Executive Officer
First Sentry Bancshares, Inc.
823 – 8th Street
Huntington, West Virginia 25701
Fax: (304) 522-6410

With required copies to:	Alan Schick, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C. 20015
Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

          12.5.  Parties in Interest.

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except as provided in Article III and Sections 7.8.2 and 7.9, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          12.6.  Complete Agreement.

          This Agreement, including the Exhibits and disclosure schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

          12.7.  Counterparts.

          This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

          12.8.  Severability.

          In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

          12.9.  Governing Law.

          This Agreement shall be governed by the laws of West Virginia, without giving effect to its principles of conflicts of laws.

          12.10. Interpretation.

          When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          12.11. Specific Performance.

          The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          IN WITNESS WHEREOF, First Sentry Bancshares and Guaranty Financial have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

First Sentry Bancshares, Inc.

Dated: August 19, 2008	By:	/s/ Geoff S. Sheils

Name: Geoff S. Sheils
Title: President and Chief Executive Officer

Guaranty Financial Services, Inc.

Dated: August 22, 2008	By:	/s/ Marc A. Sprouse

Name: Marc A. Sprouse
Title: President and Chief Executive Officer